Exhibit 12

June 16, 2020

Board of Directors
Audition Showdown Inc.
40 King Street West, Suite 1700
Toronto, Ontario, M5H 3Y2

Dear Sirs/Mesdames:

Re: Audition Showdown – Offering of Common Shares

We are Ontario corporate counsel to Audition Showdown Inc. (the “Company”). The Company has prepared and filed an offering statement on Form 1-A (File No. 024-11213) (the “Offering Statement”). The Offering Statement covers the contemplated sale of up to 25,000,000 common shares (the “Shares”) in the capital of the Company (the “Offering”).

Examinations

We have, for the purposes of rendering this opinion, examined originals or copies, certified or otherwise identified to our satisfaction, of all document the following documents such records of the Company, certificates of public officials, officers of the Company and such other documents as we have considered appropriate.

We have also considered such questions of law as we consider relevant or necessary as a basis for the opinions hereinafter expressed.

Assumptions and Reliance

In rendering the opinions expressed herein we have assumed:

(a)	the genuineness of all signatures, the genuineness and authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents;

(b)	the identity and capacity of all individuals acting or purporting to act as public officials; and

(c)	that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence.

Our opinions are given to you as of the date hereof only and we disclaim any obligation to advise you of any change after the date hereof in or affecting any matter set forth herein. Other than as expressly referred to herein, we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

In rendering the opinions expressed herein, we have assumed that the Company has received payment in full for the Shares in accordance with the terms of the Offering.

Laws

We are solicitors qualified to carry on the practice of law in the Province of Ontario and the opinions hereinafter expressed are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein and are based on legislation and regulations in effect on the date hereof. We assume no obligation to update these opinions to take into account any changes in laws after the date hereof.

For clarity, we express no opinion herein with respect to any federal or state law of the United States. We express no opinion on the contents of the Offering Statement, other than the opinions expressly set forth herein relating to the Shares.

Opinions

Based and relying solely upon the foregoing and subject to the foregoing assumptions and qualifications, we are of the opinion that the Shares have been duly authorized and will, when issued, be validly issued as fully paid and non-assessable common shares of the Company.

Reliance

This opinion letter is provided solely for the benefit of the addressee reflected herein in connection with the Offering. It is not to be transmitted to any other person nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any document or filed with any government agency or other person without our prior written consent.

We consent to file this opinion as an exhibit to the Offering Statement, and we hereby consent thereto and to the use of our name wherever it appears in the Offering Statement. Such consent is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulation promulgated thereunder.

Yours truly,

Goodmans LLP